SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): September 6, 2006
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification
Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of principal executive offices)	75254 (Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS
On September 6, 2006, Ashford Hospitality Trust, Inc. (the “Company”) entered into a definitive agreement to acquire the Westin O’Hare hotel in Rosemont, Illinois, for approximately $125.0 million in cash from JER O’Hare Hotel, LLC, an affiliate of JER Partners. The acquisition is expected to close within 70 days.
The Company will operate the hotel under a long-term management agreement with Starwood Hotels and Resorts Worldwide. The Company intends to fund the acquisition from cash currently on its balance sheet.
The Company has deposited $5.0 million under the Purchase and Sale Agreement, and this deposit is non-refundable except (i) if the Company terminates the definitive agreement prior to expiration of the due diligence period on September 20, 2006, (ii) in the event of a default under the Purchase and Sale Agreement by the seller; or (iii) as expressly provided in the Purchase and Sale Agreement. Consummation of the transaction is subject to closing conditions, and the Company’s obligations under the Purchase and Sale Agreement are conditioned upon satisfaction of customary conditions precedent related to title of the property, performance of obligations, and similar matters. Accordingly, the Company can give no assurance that all or part of the transaction will be consummated or that, if consummated, it would follow all of the terms set forth in the agreements governing the transaction.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     Exhibits:
10.30	Purchase and Sale Agreement, dated September 6, 2006, between Ashford Hospitality Limited Partnership, a wholly- owned subsidiary of the Company, and JER O’Hare Hotel, LLC.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 8, 2006

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer